UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Amendment No. 2

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): June 4, 2008 (May 12, 2008)

SouthPeak Interactive Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51693	20-3303304
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Polo Parkway, Suite 200 Midlothian, Virginia 23113
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 378-5100

Global Services Partners Acquisition Corp.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 2 on Form 8-K/A is filed to correct an error in Item 3.02 to the Current Report on Form 8-K of SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corp. (the “Company”), filed on May 15, 2008, as amended by Amendment No. 1 thereto filed on May 16, 2008 (collectively, the “Form 8-K”), related to the fee to be paid to HCFP/Brenner in exchange for investment banking services.

The other Items in the Form 8-K remain unchanged and are not restated herein.

Item 3.02.    Unregistered Sales of Equity Securities

As described in Item 1.01 of the Current Report on Form 8-K, on May 12, 2008, the Company issued 35,000,000 shares of its common stock to the former members of SouthPeak pursuant to the Membership Interest Purchase Agreement. The Company is relying upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, in connection with the issuance of these shares. The 34,000,000 shares of the Company’s common stock issued on May 12, 2008, and the 1,000,000 shares of the Company’s common stock previously issued to Mr. Terry Phillips on April 25, 2008, are payment by the Company of the purchase price of $35,000,000 under the Membership Interest Purchase Agreement. The shares of the Company’s common stock have been valued at $1.00 per share. No commission or other compensation is being paid.

As described in Item 1.01 of the Current Report on Form 8-K, on May 12, 2008, the Company issued 2,000,000 shares of Series A Preferred to certain Investors pursuant to the Preferred Stock Purchase Agreement. The Company is relying upon Rule 506 of Regulation D under the Securities Act of 1933, as amended, in connection with the issuance of these shares. The shares of Series A Preferred were issued for gross proceeds of $2,000,000 at a purchase price of $1.00 per share. In exchange for investment banking services related to the sale of the Series A Preferred, the Company shall pay HCFP/Brenner a fee consisting of (a) cash in an amount equal to 6.5% of the gross proceeds received by the Company, (b) warrants with an exercise price of $1.00 to purchase a number of shares of common stock equal to 10% of the total number of shares of Series A Preferred issued by the Company, and (c) one Class Y warrant for every ten Class Y warrants issued pursuant to the Preferred Stock Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2008

SouthPeak Interactive Corporation

By:	/s/ Terry M. Phillips
Terry M. Phillips, Chairman